Exhibit 99.1

Press Release	Source: Click Commerce, Inc.

Click Commerce Acquires On-Demand Services and Contractor Management Software Business from Elance, Inc.

Wednesday February 8, 7:10 pm ET

Company Adds New Collaborative Commerce Capabilities Across The Extended Enterprise

CHICAGO—(BUSINESS WIRE)—Feb. 8, 2006—Click Commerce, Inc. (Nasdaq:CKCM - News) today announced it has acquired substantially all of the operating assets of Elance, Inc.’s (Elance) on-demand e-commerce solutions for services business. The acquisition enhances Click Commerce’s supply chain management solutions for the extended enterprise by adding new on-demand collaborative commerce capabilities that enable companies to find, evaluate, purchase, manage, and pay contractors and third-party service providers.

“As manufacturing companies outsource more and more of their operations, buying and managing third-party services and service providers becomes a real challenge,” said Michael W. Ferro, Jr., Chairman and Chief Executive Officer of Click Commerce. “The addition of services and contractor management capabilities creates significant cross-selling opportunities in the aerospace and defense and contract manufacturing verticals, as well as in our core markets of high-tech, financial services, and institutional research. Click Commerce’s Service-Oriented Architecture will facilitate our customers’ use of the new solutions to derive cost savings, greater visibility, and increased compliance for the services they are already buying.”

Click Commerce will continue offering the Elance outsourcing management software as a service to many different industries, including the high-tech, energy, financial services, manufacturing, transportation, and utilities industries. Elance estimated that, in 2005, its customers used its solutions to manage over $7 billion of their Services & Contractor spending on IT, contingent labor, operations, management consulting, marketing, print, and other service projects. The customers of this Elance business include a number of existing Click Commerce customers, such as FedEx, GE, and Motorola, as well as other well-known companies, like American Express and BP. The acquisition also included two foreign Elance subsidiaries, which expanded Click Commerce internationally by increasing its European presence with additional sales and support staff in the United Kingdom and by adding a small software development facility in India.

As consideration, Click Commerce paid approximately $15 million in stock and cash for the services and contractor management business assets of Elance.

In 2006, Click Commerce expects the acquired Elance business to recognize approximately $7,500,000 in recurring revenues from its customers purchasing maintenance, hosting and services. The majority of the employees of this Elance business unit will become Click Commerce employees after the transaction.

After the sale of the Services and Contractor Management business, Elance, Inc. will concentrate on its Internet business and the growth of its online service for small business outsourcing.

Click Commerce will provide additional details regarding the Elance acquisition as part of its fourth quarter 2005 earnings conference call on Thursday, Feb. 16 at 4:30 p.m. (EST). The call will be broadcast live over the Internet. Investors interested in listening to the Webcast should go to the “Investor Center” on Click Commerce’s Web site, located at www.clickcommerce.com, at least 15 minutes prior to the call.

About Elance, Inc.

Elance® is the leading provider of Internet solutions for small business outsourcing. Elance provides a convenient way to find, evaluate, purchase, receive and pay for business, creative and technology services over the Internet.

Headquartered in Mountain View, Calif., Elance serves customers and suppliers the world over. For more information on Elance, please visit www.elance.com.

About Click Commerce

Click Commerce, Inc., (Nasdaq:CKCM - News), a leading provider of on-demand supply chain management solutions, enables millions of users in 70 countries to collaborate, in real time, with business partners across the extended enterprise. Click Commerce solutions support the unique business processes of multiple industry segments such as manufacturing, aerospace and defense, and high-tech. Click Commerce enables corporations including Alaska Airlines, BASF, Citibank, Eastman Kodak Company, Jabil Global Services, Microsoft, Pier 1, Ryder, and Verizon to coordinate and optimize business processes, accelerate revenue, lower costs, and improve customer service. More information can be found at www.clickcommerce.com.

Click Commerce is a registered trademark of Click Commerce, Inc. and its subsidiaries. All other company and product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

Contact:

Click Commerce, Inc.

Mike Nelson (Investor Relations), 312-377-3050

ir@clickcommerce.com

Nellie Vallieres (Media Relations), 312-377-3944

nellie.vallieres@clickcommerce.com